                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                       Seafield Capital Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                           Merrill Corporation
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
                        --
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
                        --
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                        N/A
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
                        N/A
        ------------------------------------------------------------------------
     5) Total fee paid:
                         --
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                          SEAFIELD CAPITAL CORPORATION
                        2600 Grand Boulevard, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on May 17, 1995

                            ------------------------

    The Annual Meeting of Shareholders of Seafield Capital Corporation (the "Company") will be held on Wednesday May 17, 1995, at 10:00 a.m., local time at the Westin Crown Center Hotel -- Shawnee Mission Room, located at One Pershing Road, Kansas City, Missouri, for the following purposes:

    1.  To  elect three (3)  directors, each to  serve for a  term of three  (3)
       years;

    2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1995; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors of the Company has established March 29, 1995 as the record date for the meeting. Shareholders of record at the close of business on that day will be entitled to vote at the Annual Meeting and any adjournments thereof.

    You are cordially invited to attend this meeting. It is important that your stock be represented at the meeting. Even if you plan to attend the meeting, you are urged to complete, sign and return the enclosed proxy card as soon as possible to ensure that your shares will be represented at the meeting. If you attend the meeting, you may revoke your proxy by voting in person.

                                          By Order of the Board of Directors,
                                          [SIG]
                                          W. T. GRANT II
                                          CHAIRMAN OF THE BOARD

                                          [SIG]
                                          STEVEN K. FITZWATER
                                          SECRETARY

April 17, 1995

                          SEAFIELD CAPITAL CORPORATION
                        2600 Grand Boulevard, Suite 500
                          Kansas City, Missouri 64108

                            ------------------------

                                PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 17, 1995

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the shareholders of Seafield Capital Corporation, a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 17, 1995, and any adjournments thereof. The address of the principal executive offices of the Company is 2600 Grand Boulevard, Suite 500, Kansas City, Missouri 64108. The telephone number at that address is (816) 842-7000. The distribution to shareholders of this Proxy Statement, together with the accompanying proxy materials, will commence on or about April 17, 1995.

    At the Annual Meeting, shareholders will be asked to (i) elect three (3) directors, each to serve for a term of three (3) years, and (ii) ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1995, all as set forth in the Proxy Statement.

                               VOTING AND PROXIES

    The Board of Directors of the Company has established March 29, 1995 as the record date for the meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, and any adjournments thereof. At the close of business on the record date, the Company had outstanding 6,419,138 shares of Common Stock, par value $1.00 per share ("Common Stock" or "Company Common Stock"). Each share of Company Common Stock outstanding on the record date is entitled to one vote except in the case of the election of directors wherein cumulative voting applies. The presence in person or by proxy of the holders of record of a majority of the shares of Company Common Stock entitled to a vote at the Annual Meeting shall constitute a quorum for the transaction of business at the meeting.

    Shares of Common Stock may be voted cumulatively in the election of directors and directors are elected by plurality vote. See "ELECTION OF DIRECTORS." The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1995.

    There is no definitive statutory or case law authority in Missouri as to the proper treatment of votes withheld in the election of directors or abstentions or broker non-votes respecting any other matter submitted for a vote of shareholders. The Company believes withheld votes and abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat such withheld votes, abstentions and broker non-votes in this manner.

    All shares of Company Common Stock represented by a properly executed form of proxy received by the Board of Directors pursuant to this solicitation will be voted in accordance with the instructions, if any, given in such proxy. If a form of proxy is duly executed but does not specify the manner in which the shares should be voted on any matter or matters, the proxy will be voted for each of the nominees for director herein referred to (see "ELECTION OF DIRECTORS") and otherwise in accordance with the recommendations of the Company's Board of Directors as set forth herein. A proxy may be revoked at any time prior to the exercise thereof by a notice from the shareholder received in writing by the Secretary of the Company, by submission of a duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

    The entire cost of this proxy solicitation will be borne by the Company. The Company will make arrangements with brokerage firms, banks, nominees, fiduciaries and other custodians to supply proxy materials to beneficial owners of Company Common Stock and will reimburse them for their expenses in so doing. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telegraph, telephone or additional mailings. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for expenses in connection therewith.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of ten directors and is divided into three classes, two having three and one having four directors. Proxies cannot be voted for a greater number of persons than those nominated. Generally, one class of directors is elected annually, with each director of that class elected for a term of three years.

    The Board of Directors has nominated for election as directors of the Company at the 1995 Annual Meeting three (3) nominees indicated below, each to serve as a director until the 1998 Annual Meeting and until his successor is duly elected and qualified. All of the nominees presently are members of the Board of Directors. Each nominee has indicated his willingness to serve if elected and it is not anticipated that any nominee will become unavailable for election. In the event that any nominee should become unwilling or unable to serve as a director, it is intended that all duly executed proxies will be voted for the election of such other person, if any, as is designated by the Board of Directors. If no such person is designated as a replacement, the Board of Directors will make an appropriate reduction in the number of directors to be elected.

    Under Missouri law and the Company's Articles of Incorporation, shares may be voted cumulatively in the election of directors. Accordingly, a shareholder is entitled to three votes for each share owned, one for each director to be elected. A shareholder's votes may be cast equally among all nominees, may be cast in favor of a single nominee or may be distributed among two or more nominees.

    The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR". If you wish to withhold authority to vote for all nominees, check the box marked "WITHHELD". If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) on the blank provided immediately below the "FOR" box.

    Unless authority to vote for one or more nominees is withheld, all votes represented by a properly executed proxy will be cast equally among all of the nominees listed below. If authority to vote for one or more nominees is withheld, unless directions to the contrary are stated on the proxy card, votes represented by a properly executed proxy will be cast equally among the remaining nominees. Directors are elected by a plurality vote.

    The following table sets forth as to each nominee, and as to each director whose term continues after the 1995 Annual Meeting, such person's age, principal occupation and business experience during the last five years, positions and offices with the Company, certain other directorships held, involvement, if any, in certain legal proceedings and the year such person first became a director.

NOMINEES FOR TERMS TO EXPIRE IN 1998

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
- --------------------------  ---  ---------------------------------------------------------------  ---------
John C. Gamble (3)          49   Managing  Partner  of the  law  firm of  Allen,  Matkins, Leck,      1989
                                  Gamble & Mallory, Irvine, California.
Michael E. Herman           53   Private investments since 1990  (partner Herman Family  Trading      1991
                                  Company); President of Kansas City Royals Baseball Team (major league baseball) since 1993; Chairman of the Finance Committee of Ewing Marion Kauffman Foundation since 1990; Executive Vice
                                  President  and Chief  Financial Officer,  Marion Laboratories,
                                  Inc. (pharmaceuticals)  from 1975  to 1990.  President,  Ewing
                                  Marion  Kauffman Foundation from 1985 to 1990. Mr. Herman also is a director of LabONE,  Inc., Boatmen's First National  Bank of  Kansas City, Cerner Corporation, Janus Capital Corporation
                                  and Agouron Pharmaceuticals, Inc.
James R. Seward             42   Executive Vice President of the Company since May 1993;  Senior      1990
                                  Vice  President  from  August  1990  to  May  1993  and  Chief
                                  Financial  Officer  since  1991;  Vice  President  --  Special
                                  Equities  from June  1988 to July  1990. Mr. Seward  also is a director of LabONE, Inc. and Response Technologies, Inc.


DIRECTORS WHOSE TERMS EXPIRE IN 1997

W.T. Grant II (3)(4)        44   Chief Executive Officer of the  Company; Chairman of the  Board      1980
                                  since May 1993; President prior to May 1993. Mr. Grant also is a  director of Commerce Bancshares,  Inc., Kansas City Power &
                                  Light Company, LabONE, Inc. and Response Technologies, Inc.
P. Anthony Jacobs           53   President of the  Company since  May 1993  and Chief  Operating      1987
                                  Officer  since  1990; Executive  Vice  President prior  to May
                                  1993. Mr. Jacobs also is  a director of Trenwick Group,  Inc.,
                                  LabONE, Inc. and Response Technologies, Inc.
David W. Kemper             44   Chairman  of the Board since 1991, President and director since      1982
                                  1982 and  Chief  Executive  Officer  since  1986  of  Commerce
                                  Bancshares, Inc. (bank holding company) and Chairman and Chief
                                  Executive  Officer and director of Commerce Bank of St. Louis,
                                  N.A. Mr. Kemper also is  a director of Venture, Inc.,  Ralcorp
                                  Holdings,  Inc.,  Wave Technologies  International,  Inc., and
                                  Tower Properties Company.
Dennis R. Stephen           45   Vice President --  Life Operations, and  since July 1994  Chief      1993
                                  Operating   Officer,  of  Tennessee   Farmers  Life  Insurance
                                  Companies (insurance).

DIRECTORS WHOSE TERMS EXPIRE IN 1996

                                          PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND           DIRECTOR
           NAME             AGE                   OTHER DIRECTORSHIPS HELD (1)                    SINCE (2)
- --------------------------  ---  ---------------------------------------------------------------  ---------
Lan C. Bentsen              47   Investments; prior  to  its  sale  in  1994,  Mr.  Bentsen  was      1986
                                  Chairman  and  Chief Executive  Officer of  Sovereign National
                                  Management, Inc. (property management).
W. D. Grant (3)(4)          78   Consultant to the  Company since August  1990; Chairman of  the      1948
                                  Board  until May 1993. Mr. Grant also is a director of LabONE,
                                  Inc. and Boatmen's First National Bank of Kansas City.
John H. Robinson, Jr.       44   Managing Partner of Black  & Veatch (design and  construction).      1990
                                  Mr.  Robinson also  is a director  of Commerce  Bank of Kansas
                                  City, N.A.

- ------------------------
(1) Unless otherwise indicated, each nominee or continuing director who is not an employee of the Company has held the position indicated as his principal occupation for at least the past five years, and each nominee and continuing director who is an officer of the Company has held his present position with the Company, or another similar officer position with the Company's former subsidiary, Business Men's Assurance Company of America ("BMA"), as his principal occupation for at least the past five years. LabONE, Inc. and Response Technologies, Inc. are majority-owned subsidiaries of the Company.

(2) The year shown is the year during which the individual named first became a director of either the Company or BMA.

(3)  Mr.  Gamble is the brother-in-law of W.T. Grant II and the son-in-law of W.
     D. Grant.

(4)  W. T. Grant II is the son of W. D. Grant.

BOARD MEETINGS AND ATTENDANCE

    During 1994, the Board of Directors held five meetings and took action by unanimous consent on three occasions. Except for Mr. Bentsen, each of the nominees and continuing directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees thereof on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's business is under the general management of the Board of Directors. Under authority conveyed by the Company's Bylaws to create committees, the Board of Directors has established, among others, an Executive Committee, a Nominating and Compensation Committee and an Audit Committee. The members of each such committee are elected by a majority of the full Board of Directors.

    To the extent provided in the resolution authorizing its establishment and, except to the extent otherwise limited by law, the Executive Committee is empowered to exercise all authority of the Board of Directors in the management of the Company. The Executive Committee reports all actions taken to the full Board of Directors at its next meeting. The Executive Committee, which is elected by a majority of the whole Board of Directors, presently comprises W. T. Grant II, who is the chairman, John C. Gamble, W. D. Grant, P. Anthony Jacobs, David W. Kemper and James R. Seward. The Executive Committee did not meet in 1994.

    The Nominating and Compensation Committee establishes the compensation of senior management, approves salary increases for elected officers, administers the 1984 and 1989 Stock Option and Incentive Plans, monitors the administration of employee benefit plans and recommends appropriate changes thereto, and reviews supplementary pension and termination arrangements of highly-paid employees. It also considers, and recommends to the Board of Directors, candidates to serve as directors or consulting directors of the Company and persons to be designated as executive vice presidents or senior vice presidents of the Company. The Committee will consider suggestions of candidates for director made by a shareholder if submitted in writing by December 15th of the year next preceding an annual shareholders' meeting, accompanied by (a) appropriate biographical material, (b) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder, (c) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC") for a person nominated by the Board of Directors and (d) the consent of each nominee to serve as a director of the Company, if elected. The Nominating and Compensation Committee presently comprises David W. Kemper, who is the chairman, Lan C. Bentsen, John C. Gamble, Michael E. Herman, John H. Robinson, Jr. and Dennis R. Stephen. The Nominating and Compensation Committee held one meeting in 1994.

    The Audit Committee meets periodically with management, the internal auditing staff and representatives of the Company's independent auditors to assure that appropriate audits of the Company's affairs are being conducted. In carrying out these responsibilities, the Audit Committee reviews the scope of the internal and external audit activities and the results of the annual audit. The Audit Committee is also responsible for recommending the public accounting firm to serve as independent auditors for each year. Both the independent auditors and the internal auditors have direct access to the Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls and the integrity of financial reporting. The Audit Committee comprises John H. Robinson, Jr., who is the chairman, and David W. Kemper. The Audit Committee held three meetings in 1994.

COMPENSATION OF DIRECTORS

    GENERAL. Each director who is not a regularly compensated employee of the Company ("Non-Employee Director") is paid a fee of $10,000 per annum for his services as a director, plus a fee of $750 for each Board of Directors meeting attended and, if a member of one or more committees, an additional fee of $500 (or $650 if such person is the chairman of the committee) for each committee meeting attended. Non-Employee Directors also are provided $400,000 business travel accident insurance coverage ($1,000,000 in the case of Mr. W. D. Grant, who is also a consultant to the Company) for all business travel and are reimbursed for expenses incurred in attending meetings. Non-Employee Directors receive stock option awards under the Company's 1991 Non-Employee Directors' Stock Option Plan upon becoming a director and are also entitled to participate in the Stock Purchase Plan.

    STOCK PURCHASE PLAN. The Seafield Capital Corporation Stock Purchase Plan is a stock purchase plan which is open to all Non-Employee Directors of the Company who make a one-time irrevocable election to participate. Such persons may contribute an amount equal to all or part of their directors' compensation. Employees of the Company, and of participating Company subsidiaries designated by the Chairman of the Board, may also participate by contributing the lesser of 2% of their salary or $30,000. The Company matches each participant's contribution at a rate of 50%. Company Common Stock is purchased on the open market each month and each participant receives as many shares as his contribution, plus the Company's matching contribution, will purchase. No employees presently are designated by the Chairman of the Board to participate and, accordingly, none of the individuals or members of the group identified in the Summary Compensation Table are presently eligible to participate in the Stock Purchase Plan. For 1994, matching Company contributions for participating Non-Employee Directors were as follows:

                                           MATCHING
                                           COMPANY
          NAME OF DIRECTOR              CONTRIBUTIONS
- ------------------------------------  ------------------
Lan C. Bentsen                            $    6,450
W. D. Grant                                    7,125
Michael E. Herman                              7,125
David W. Kemper                                7,950
John H. Robinson, Jr.                          8,100
Dennis R. Stephen                              3,563

    1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN ("1991 DIRECTORS' PLAN"). Under the 1991 Directors' Plan, each Non-Employee Director of the Company is entitled to a one time grant of options to purchase 15,000 shares of Company Common Stock at a price per share equal to 100% of the fair market value of a share of Company Common Stock on the date the option is granted, with the options becoming exercisable as follows: on and after the first anniversary of the date of grant, 5,000 shares may be purchased; on and after the second anniversary of the date of grant, 5,000 additional shares (a total of 10,000 shares) may be purchased and on and after the third anniversary of the date of grant, 5,000 additional shares (a total of 15,000 shares) may be purchased; subject, however, to the limitation that no option granted under the 1991 Directors' Plan may be exercised more than ten years after the date of grant.

    Upon the termination of an option holder's term as a director, the option is exercisable only as to those shares as to which the option could be exercised on the date of termination. All rights under an option terminate to the extent unexercised ninety (90) days after the date a person ceases to be a director, if termination is for any reason other than death, and twelve (12) months after a director's date of death.

    Rights under an option also will terminate in the event of the liquidation or dissolution of the Company or in the event of a merger or consolidation in which the Company is not the surviving corporation. However, a holder will have the right, immediately prior to such termination, to exercise an option in whole or in part without regard to the foregoing installment exercise provisions.

    The 1991 Directors' Plan specifies that each person who was a Non-Employee Director on the date the Company's shareholders approved said Plan (i.e., May 15, 1991) would be granted an option as of the date of such approval. Each person who is thereafter elected or appointed to serve as a Non-Employee Director shall be entitled to receive an option as of the date of election or appointment.

    In accordance with the foregoing and pursuant to the 1991 Directors' Plan, the following current Non-Employee Directors have been granted options for 15,000 shares of Common Stock. Those held by Dennis R. Stephen were granted August 11, 1993, the date he was first appointed a director, and have an exercise price of $32.00 per share. All of the other Non-Employee Director options were granted May 15, 1991 and all have an exercise price of $21.50 per share:

           NAME
- --------------------------
Lan C. Bentsen
John C. Gamble
Michael E. Herman
W. D. Grant
David W. Kemper
John H. Robinson, Jr.
Dennis R. Stephen

    Certain of the options granted to W. D. Grant and David W. Kemper were exercised prior to 1994. As a result, Mr. Grant presently holds options for 5,000 shares and Mr. Kemper presently holds options for 10,000 shares under the 1991 Directors' Plan. No other options granted to current Non-Employee Directors under the 1991 Directors' Plan have been exercised.

    CONSULTING  AGREEMENT.   Mr.  W.  D. Grant  serves  as a  consultant  to the
Company, for which he was paid an annual retainer of $50,000 in 1994. In addition, pursuant to his consulting agreement, the Company reimbursed Mr. Grant $5,000 for costs incurred by him in 1994 for financial planning, investment advisory and tax return preparation services.

CERTAIN TRANSACTIONS AND ARRANGEMENTS

    At the time of the Company's sale of 95% of the stock of its former insurance company subsidiary, BMA, in July 1990, W. D. Grant was a party to a supplemental retirement agreement with BMA. Upon Mr. Grant's retirement from BMA on July 31, 1990, he began receiving payments under such agreement. In June 1992, the Company entered into an agreement with, among others, the 1990 purchaser of BMA stock, pursuant to which the Company sold the remaining 5% of the stock and settled with the purchaser regarding a guaranty of BMA's mortgage loan portfolio which the Company had given in connection with the 1990 transaction. As a part of the consideration for the June 1992 agreement, the Company agreed to assume BMA's former responsibility for future obligations to
W. D. Grant under his supplemental retirement agreement. The annual amount owing to Mr. Grant under such agreement is approximately $130,000, payable to Mr. Grant until death, and thereafter at a reduced level to his spouse until her death.

    In July 1992 the Company loaned William H. West, M.D., Chairman of the Board and Chief Executive Officer of the Company's majority-owned subsidiary, Response Technologies, Inc. ("Response"), $500,000. Principal and accrued interest, at the rate of 6.74%, are due on the fourth anniversary of the loan. As of December 31, 1994, accrued interest on the loan was $86,917. Payment of said loan is secured by a pledge of 130,333 shares of Response common stock.

    In 1994 P. Anthony Jacobs and his wife purchased from the Company's wholly-owned real estate subsidiary, Scout Development Corporation ("Scout"), a condominium unit at Scout's Quail Run project in Santa Fe, New Mexico. The purchase price was approximately $620,000. The Company believes that the purchase price and the other terms of the transaction were substantially the same as would have existed with an unaffiliated buyer, provided that the Company's long-standing agreement with the real estate agents for the Quail Run project excludes units sold to officers or employees of the Company or its affiliates from the Company's real estate commission obligations, and these savings (approximately $33,000) were passed on to Mr. and Mrs. Jacobs pursuant to Company policy applicable to all corporate officers.

    In September 1994 LabONE, Inc., the Company's 82% owned subsidiary, loaned Bert H. Hood, LabONE's Chairman and Chief Executive Officer, $150,000 to assist him with the payment of certain personal expenses. Interest at the rate of 7.75% per annum is due quarterly and the principal of the loan is due on the first anniversary of the loan, in September 1995, or sooner if Mr. Hood's employment with LabONE terminates. Interest payments are current and the entire principal balance of the loan was outstanding as of March 31, 1995.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table and notes thereto indicate the shares of Company Common Stock and of the common stock of the Company's majority-owned subsidiaries, LabONE, Inc. ("LabONE") and Response Technologies, Inc. ("RTK"), known to the Company to be beneficially owned as of February 1, 1995, by each director (including the nominees for election as directors) of the Company, each of the executive officers named in the Summary Compensation Table beginning on page 11, and by all directors and executive officers of the Company as a group.

                                                                  SHARES OF COMMON
                         SHARES OF COMPANY                        STOCK OF LABONE     SHARES OF COMMON
                            COMMON STOCK                            BENEFICIALLY        STOCK OF RTK
                         BENEFICIALLY OWNED     PERCENTAGE OF          OWNED         BENEFICIALLY OWNED
NAME                         (1)(2)(13)           CLASS (14)        (1)(15)(16)         (1)(19)(20)
- ----------------------  --------------------   ----------------   ----------------   ------------------

Lan C. Bentsen........              22,541(3)         --                -0-                 -0-
John C. Gamble........             125,142(4)              1.9%         -0-                 -0-
W. D. Grant...........           1,296,115(5)             20.2%           34,189            -0-
W. T. Grant II........             277,658(6)              4.2%           29,231               19,000
Michael E. Herman.....              28,081(7)         --                   6,217(17)           11,000
Bert H. Hood..........                 -0-(8)         --                 200,206(18)        -0-
P. Anthony Jacobs.....             139,798(9)              2.1%           21,843               39,000
David W. Kemper.......              17,118(10)        --                -0-                 -0-
John H. Robinson,
 Jr...................              18,714            --                -0-                 -0-
James R. Seward.......              82,351(11)             1.3%         -0-                    39,000
Dennis R. Stephen.....               5,792            --                -0-                 -0-
William H. West,
 M.D..................                 -0-(8)         --                -0-                 3,701,300
All directors,
 nominees and
 executive officers as
 a group (13
 persons).............           1,987,932(12)            29.2%          269,618            3,809,300

- ------------------------

 (1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.

 (2) Shares of Company Common Stock shown as beneficially owned include shares issuable upon the exercise of stock options granted under the Company's 1984, 1989 and 1991 Stock Option and Incentive Plans that were exercisable on February 1, 1995 or that became exercisable within 60 days thereafter, as follows: Lan C. Bentsen, 15,000 shares; John C. Gamble, 15,000 shares;
     W. D. Grant, 5,000 shares; W. T. Grant II, 146,492 shares; Michael E. Herman, 15,000 shares; P. Anthony Jacobs, 105,500 shares; David W. Kemper, 10,000 shares; John H. Robinson, Jr., 15,000 shares; James R. Seward, 46,667 shares; and all directors and executive officers as a group, 388,659 shares.

 (3) Includes 6,860 shares held by a family trust for the benefit of Mr. Bentsen's children, as to which he disclaims beneficial ownership. An unaffiliated person is trustee with sole voting and investment powers.

 (4) Includes 41,182 shares owned by Mr. Gamble's wife and 7,939 shares held by his wife as custodian for her children, 45,000 shares held in a trust for which his wife serves as co-trustee with W. T. Grant II, and in that capacity shares voting and investment powers, and 11,562 shares held by his wife's son. Mr. Gamble disclaims beneficial ownership of the foregoing shares owned by his wife or her son or over which she has trust powers.

 (5) Includes 237,960 shares held by a family trust for which W. D. Grant serves as a co-trustee, and in that capacity shares voting and investment powers (during 1994 and prior years the other co-trustee was Boatmen's First National Bank of Kansas City); includes 39,517 shares held by a family foundation of which W. D. Grant shares voting and investment powers with United Missouri Bank of Kansas City, N.A.; also includes 26,850 shares owned by the wife of W. D. Grant, as to which he disclaims beneficial ownership.

 (6) Includes 29,296 shares held by W. T. Grant II as custodian for his children; includes 45,000 shares held in a family trust for which W. T.
     Grant II serves as a co-trustee with Laura Gamble and in that capacity shares voting and investment powers; also includes 11,298 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership.

 (7) Includes 400 shares owned  by Mr. Herman's wife,  as to which he  disclaims beneficial  ownership; 11,356 shares are owned by the Herman Family Trading
     Company of which  Mr. Herman  is a  general partner  and approximately  73%
     owner.

 (8) Mr. Hood and Dr. West are, respectively, the Chief Executive Officers of the Company's majority-owned subsidiaries, LabONE, Inc. ("LabONE") and Response Technologies, Inc. ("RTK"); neither is a director or corporate officer of the Company.

 (9) Includes 1,000 shares owned by the wife and 200 shares owned by the son  of
     P. Anthony Jacobs as to which he disclaims beneficial ownership.

(10) Includes 5,646 shares held in a family trust for which Mr. Kemper serves as a trustee, and in that capacity shares voting power and has sole investment power.

(11) Includes 1,500 shares held in a family trust for which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment powers.

(12) Includes (i) 388,659 shares of Company Common Stock issuable upon the exercise of stock options granted under the 1984, 1989 and 1991 Stock
     Option and Incentive Plans that were exercisable on February 1, 1995 or that became exercisable within 60 days thereafter and (ii) an aggregate of 9,703 shares held under the Seafield Capital Corporation 401(k) Plan and
     Trust (based upon the Plan statement as of December 31, 1994) which are held in a trust of which The Investors Services Trust Company is the trustee, but as to which the trustee is obligated to grant voting rights to the Plan Administrative Committee, comprising executive officers of the Company, if requested by said Committee.

(13) Includes as to each of the following individuals, the following numbers of shares held in their respective accounts under the Seafield Capital
     Corporation 401(k) Plan and Trust as of December 31, 1994 (based on a plan statement of that date), as to which shares the individual shares investment power but, except in the case of Mr. Seward who shares voting power as to all 9,703 shares held in the 401(k) Plan, does not have voting power; W. T. Grant II, 991 shares; P. Anthony Jacobs, 1,211 shares and
     James R. Seward, 628 shares (plus an additional 9,075 shares as to which he shares voting power as a member of the 401(k) Plan Administrative
     Committee).

(14) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Common Stock as of February 1, 1995 (6,415,854 shares), plus, in each instance, all shares of Common Stock issuable to the person or group named upon the exercise of stock options granted under the Company's 1984, 1989 and 1991 Stock Option Plans that were exercisable on February 1, 1995 or that became exercisable within 60 days thereafter. Percentages of less than one percent are omitted.

(15) Shares  of LabONE stock shown as beneficially owned include shares issuable upon the  exercise of  stock  options granted  under the  LabONE  Long-Term
     Incentive  Plan that  were exercisable on  February 1, 1995  or that became exercisable within  60 days  thereafter, as  follows: W.  D. Grant,  20,372 shares;  W. T.  Grant II, 27,431  shares; Michael E.  Herman, 4,400 shares;
     Bert H. Hood,  200,000 shares; P.  Anthony Jacobs, 20,343  shares; and  all directors and executive officers as a group, 272,546.

(16) Percentages of shares beneficially owned are less than 1% for all directors and executive officers individually; the shares beneficially owned by all directors and executive officers as a group constitute 2.2% of the aggregate of the number of LabONE shares outstanding at February 1, 1995
     (13,043,872), plus the number of shares of LabONE stock issuable upon the exercise of stock options held by members of the group which were exercisable on February 1, 1995 or that became exercisable within 60 days thereafter.

(17) Includes  1,817 shares owned by the  Herman Family Trading Company of which
     Mr. Herman is a general partner and approximately 73% owner.

(18) Includes 206 shares held in an account for the benefit of Mr. Hood under LabONE's 401(K) Profit Sharing Plan, as to which he has sole investment power only.

(19) Percentages of shares beneficially owned are less than 1% for all directors and executive officers, except that William H. West, M.D. beneficially owns
     10.3% and all directors and executive officers as a group beneficially  own
     10.6%  of the number of RTK shares  of common stock outstanding at February
     1, 1995 (34,822,172), plus the number of shares of RTK common stock issuable upon the exercise of stock options or warrants held by Dr. West or members of the group, as the case may be, which were exercisable on February 1, 1995 or that became exercisable within 60 days thereafter.

(20) Shares of RTK common stock shown as beneficially owned include shares issuable upon the exercise of RTK stock options and warrants that were exercisable on February 1, 1995 or that became exercisable within 60 days thereafter as follows: W. T. Grant II, 17,000 shares; P. Anthony Jacobs,
     17,000 shares;  James R.  Seward,  17,000 shares;  William H.  West,  M.D.,
     1,091,400 shares; and all directors and executive officers as a group, 1,142,400 shares.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    The Company believes that its officers and directors have timely reported all 1994 transactions in Company Common Stock required to be reported by Section 16(a) of the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table indicates the shares of Company Common Stock beneficially owned by the only persons (other than persons set forth in the preceding table) known to the Company or its management as beneficially owning more than five percent of the Company's Common Stock as of January 1, 1995.

                                                             AMOUNT AND NATURE                PERCENT OF
    NAME AND ADDRESS OF BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP              CLASS (1)
- ---------------------------------------------  ---------------------------------------------  -----------
Boatmen's Bancshares, Inc.                     Total -- 437,620(2)                                  6.9%
One Boatmen's Plaza                                sole voting power -- 166,557                     2.6%
St. Louis, Missouri 63101                          shared voting power -- 248,563                   3.9%
                                                   sole disposition power -- 0                       -0-
                                                   shared disposition power -- 396,720              6.2%

- ------------------------
(1) The percentage represents the total numbers of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Common Stock as of February 1, 1995.

(2) As reported in a Schedule 13G filing as of December 31, 1994. This amount includes 395,369 shares beneficially owned by Boatmen's First National Bank of Kansas City, Kansas City, Missouri 64183, a subsidiary of Boatmen's Bancshares, Inc., as to 237,960 shares of which it shared voting and investment powers with W. D. Grant. Mr. Grant, a director of the Company, is also a director of Boatmen's First National Bank of Kansas City. Pursuant to an amended Schedule 13G, dated March 6, 1995, Boatmen's Bancshares, Inc. reported its beneficial ownership had declined to 3%; this decrease reflects a change in co-trustee of the trust for which Mr. W. D. Grant serves, and Boatmen's First National Bank of Kansas City formerly served, as co-trustees.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation received by the Company's Chief Executive Officer and the four most highly paid executive officers, other than the Chief Executive Officer, holding office at December 31, 1994, for services rendered in all capacities to the Company and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                    AWARDS         PAYOUTS
                                                                 -------------  -------------
                                                                    LONG-TERM COMPENSATION
                                                                 ----------------------------
                                                                  SECURITIES
                                       ANNUAL COMPENSATION (1)    UNDERLYING
NAME AND PRINCIPAL                     ------------------------  OPTIONS/SARS   LTIP PAYOUTS        ALL OTHER
POSITION                      YEAR     SALARY ($)   BONUS ($)(2)      (#)          ($)(8)      COMPENSATION ($)(9)
- --------------------------  ---------  -----------  -----------  -------------  -------------  -------------------
W. T. Grant II                   1994  $   320,000      -0-            16,000(6)      -0-          $    24,689
 Chairman of the Board and       1993      320,000      -0-           -0-       $   1,168,000           34,597
 Chief Executive Officer         1992      320,000      -0-           -0-             498,000           31,956
 of the Company

P. Anthony Jacobs                1994      238,825      -0-            16,000(6)      -0-               39,557
 President and Chief             1993      231,167      -0-           -0-             730,000           49,408
 Operating Officer of the        1992      217,417      -0-           -0-             311,250           41,559
 Company

James R. Seward                  1994      140,938      -0-            16,000(6)      -0-               21,106
 Executive Vice President        1993      136,417   $  10,000        -0-             562,100           17,485
 and Chief Financial             1992      127,500      -0-           -0-             217,875           17,558
 Officer of the Company

Bert H. Hood                     1994      200,641      -0-           -0-            -0-                20,075
 Chairman of the Board,          1993       83,333(3)    100,000      200,000(7)      -0-               76,849(10)
 President and Chief             1992      -0-          -0-           -0-            -0-               -0-
 Executive Officer of
 LabONE, Inc.(4)

William H. West, M.D.            1994      185,000      -0-           -0-            -0-                   137
 Chairman of the Board and       1993      185,000      -0-           368,000(6)      -0-                  102
 Chief Executive Officer         1992      165,475      50,000        275,000(6)      -0-                  127
 of Response Technologies,
 Inc.(5)

- ------------------------
(1) Compensation deferred at the election of an executive officer, pursuant to the Company's or its subsidiaries' 401(k) Plans, is included in the year earned.

(2) The Company discontinued its cash bonus program in 1991 and replaced it with Restricted Stock Awards (see footnote 8 below). The Company's Compensation Committee and Board of Directors retained, however, authority to make discretionary bonus awards in special circumstances; it was pursuant to that authority that a 1993 bonus was awarded to Mr. Seward. The Company's subsidiaries which employ Mr. Hood and Dr. West continue to have cash bonus programs; howev-er, no cash bonuses were awarded to those individuals for 1994. Cash bonuses for services rendered in 1993 and 1992 have been listed in the year earned; in some cases they were actually paid in the following year. In the case of Mr. Hood and Dr. West, bonuses were paid by the company with whom the individual is employed based upon said company's operating results and the performance of the individual.

(3)  Mr. Hood's employment with LabONE, Inc. began in August 1993.

(4)  LabONE, Inc. is 82% owned by the Company.

(5)  Response Technologies, Inc. is 59% owned by the Company.

(6)  Consists entirely of options to purchase shares of common stock of Response
     Technologies, Inc. Of the options shown in the table as granted to Dr. West in 1993, 268,000 were options granted in 1992 (and are part of the number reported for 1992) and repriced in 1993.

(7) Consists entirely of options to purchase shares of common stock of LabONE, Inc.

(8) Represents the dollar value of shares of Company Common Stock granted as Restricted Stock Awards under the Company's 1989 Stock Option and Incentive
     Plan, which became  performance vested  in the  year indicated.  Restricted
     Stock Awards were made in 1991 to replace the Company's annual cash bonus program which was discontinued in that year. After Restricted Stock becomes performance vested, it time vests, generally, in equal parts on the 1st, 2nd and 3rd anniversaries of the date of performance vesting. Thus, generally, the Restricted Stock which performance vests in a given year is not available to the grantee in that year. While SEC rules require the full value of performance vested Restricted Stock to be shown for the year in which performance vesting occurs, the benefit of said Restricted Stock is not available to the grantee until full time vesting occurs, which generally is in subsequent years (i.e., 1/3 per year over the succeeding three years). The value of Restricted Stock which fully time vested in 1994, 1993 and 1992 (valued at the date of full time vesting) for each of the named executives was:

  EXECUTIVE OFFICER       1994        1993        1992
- ---------------------  -----------  ---------  -----------
W. T. Grant II         $   657,310  $  94,012  $   251,636
P. Anthony Jacobs          410,810     58,762      157,261
James R. Seward            239,555     30,562      101,261

     No dividends (or payments in lieu thereof) are paid on Restricted Stock until all restrictions lapse (including holding period restrictions following performance vesting). See "Report of The Directors -- Compensation Committee on Executive Compensation" for a discussion of the Restricted Stock Awards. All shares of Restricted Stock held by any of the named executive officers had performance vested by December 31, 1993, with the value of such shares at the time of performance vesting in 1993 and 1992 being shown in the Table as an "LTIP Payout" for 1993 or 1992, as the case may be. Some of these shares had not time vested and, thus, had not been issued to the named executive officers as of December 31, 1994. The number and December 31,
     1994 value of shares of Restricted Stock owned by each named executive officer which had not time vested as of such date were as follows:

                       NON-TIME VESTED SHARES  VALUE AT DECEMBER
        NAME            OF RESTRICTED STOCK        31, 1994
- ---------------------  ----------------------  -----------------
W. T. Grant II                   26,668           $   913,379
P. Anthony Jacobs                16,668               570,879
James R. Seward                  12,601               431,584

(9) Includes the following contributions paid or accrued to the named executive's accounts in the Company's, or one of its subsidiaries', as the case may be, 401(k) Plan ("401(k)") and Money Purchase Pension Plan ("MPP"), pursuant to a Supplemental Retirement Agreement ("SERP") with said executive and for term life insurance for said executive:

                                                                                            TERM LIFE INS.
                    401(K)                     MPP                      SERP                   PREMIUMS
            ----------------------  -------------------------  -----------------------  ----------------------
EXECUTIVE    1994    1993    1992    1994     1993     1992     1994    1993     1992    1994    1993    1992
- ----------  ------  ------  ------  -------  -------  -------  ------  -------  ------  ------  ------  ------
WTG.......  $4,620  $4,497  $6,885  $15,596  $16,509  $16,230  $2,453  $11,571  $6,955  $2,020  $2,020  $1,886
PAJ.......   4,620   4,497   4,479   15,596   16,509   16,793  17,836   26,945  19,071   1,505   1,457   1,216
JRS.......   4,620   4,497   5,556   15,596   12,126   11,250   -0-      -0-     -0-       890     862     752
BHH.......   4,620   -0-     -0-     15,455    -0-      -0-     -0-      -0-     -0-     -0-     -0-     -0-
WHW.......   -0-     -0-     -0-      -0-      -0-      -0-     -0-      -0-     -0-       137     102     127

The initials above are the initials for the following executive officers: WTG --
W. Thomas Grant II; PAJ -- P. Anthony Jacobs; JRS -- James R. Seward; BHH -- Bert H. Hood; and WHW -- William H. West, M.D.

(10) Includes a $60,000 signing bonus paid to Mr. Hood upon the execution of his Employment Agreement with LabONE, Inc. in August 1993 and $16,849 in relocation expenses in connection with his move from Dallas, Texas to the Kansas City area.

                       OPTION GRANTS IN LAST FISCAL YEAR

    No Company options were granted in 1994 to any executive officer shown in the Summary Compensation Table. The following table sets forth information respecting options granted in 1994 by Response Technologies, Inc. ("RTK"), a 59%-owned subsidiary of the Company, to Company corporate officers who are members of the Board of Directors of RTK. All such options are presently exercisable. All such options are non-statutory options, receiving no special tax benefits, and have a term of ten years. All such options are entitled to the benefit of cashless exercise provisions of the RTK option plan pursuant to which they were issued. None of the option grants in 1994 included tandem SARs, performance units or other instruments, or any reload or tax reimbursement features.

                                                                                            POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                             -------------------------------------------------------------    ANNUAL RATES OF
                              NUMBER OF    PERCENT OF                 GRANT                     STOCK PRICE
                             SECURITIES   TOTAL OPTIONS  EXERCISE     DATE                    APPRECIATION FOR
                             UNDERLYING    GRANTED IN     OR BASE    MARKET                    OPTION TERM(2)
                               OPTIONS       FISCAL        PRICE      PRICE    EXPIRATION   --------------------
NAME                         GRANTED(#)      YEAR(1)      ($/SH)     ($/SH)       DATE        5%($)     10%($)
- ---------------------------  -----------  -------------  ---------  ---------  -----------  ---------  ---------
W. Thomas Grant II                1,000         .17 %    $ 2.6875   $  2.6875     10/1/04   $   1,690  $   4,283
                                 15,000        2.55 %      2.00        2.8125     12/2/04      38,719     79,424
P. Anthony Jacobs                 1,000         .17 %      2.6875      2.6875     10/1/04   $   1,690  $   4,283
                                 15,000        2.55 %      2.00        2.8125     12/2/04      38,719     79,424
James R. Seward                   1,000         .17 %      2.6875      2.6875     10/1/04   $   1,690  $   4,283
                                 15,000        2.55 %      2.00        2.8125     12/2/04      38,719     79,424
Bert H. Hood                     -0-           N/A          N/A        N/A        N/A
William H. West, M.D.           -0-           N/A           N/A        N/A        N/A

- ------------------------
(1)  Represents the percentages of options granted by RTK in 1994.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by SEC rules and are not intended to forecast possible future appreciation, if any, in RTK's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

    The following table provides information on option exercises in 1994 by the named executive officers and the values of such officers' unexercised options at December 31, 1994. Except as noted, the information pertains to options for Company Common Stock.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS                IN-THE-MONEY OPTIONS
                              SHARES                             AT YEAR-END (#)             AT YEAR-END ($)(3)
                            ACQUIRED ON        VALUE       ---------------------------   ---------------------------
          NAME             EXERCISE (#)     REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------  ---------------   ------------   -----------   -------------   -----------   -------------
W. T. Grant II                -0-              -0-           146,492        -0-           $  853,966       $-0-
                                                              21,944(1)       5,487(1)       123,435(1)     30,864(1)
                                                              16,000(2)     -0-              -0-          -0-
P. Anthony Jacobs             -0-              -0-           105,500        -0-              676,063      -0-
                                                              15,943(1)       6,057(1)        83,466(1)     29,928(1)
                                                              16,000(2)     -0-              -0-          -0-
James R. Seward               -0-              -0-            46,667        -0-              269,267      -0-
                                                              16,000(2)     -0-              -0-          -0-
Bert H. Hood                  -0-              -0-           150,000(1)      50,000(1)       168,750(1)     56,250(1)
William H. West, M.D.         -0-              -0-           401,400(2)     223,600(2)       240,675(2)    -0-

- ------------------------
(1) Consists entirely of options to purchase shares of common stock of LabONE, Inc. ("LabONE") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1994 of such options.

(2) Consists entirely of options to purchase shares of common stock of Response Technologies, Inc. ("RTK") and the value (i.e. market value of underlying securities minus option exercise price) at December 31, 1994 of such options.

(3) The closing price on December 31, 1994 of Company Common Stock was $34.25; of LabONE common stock was $15.50; and of RTK common stock was $1.6875.

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL COMPENSATION ARRANGEMENTS

    THE COMPANY -- CHANGE-OF-CONTROL. The Company has entered into certain Termination Compensation Agreements with Messrs. W. T. Grant II, P. Anthony Jacobs and James R. Seward. Under the Termination Compensation Agreements, each such officer could receive, in the event his employment with the Company is terminated by the Company (for a reason other than death, normal retirement or permanent disability) or is terminated by him for good cause, within three years following a change-of-control of the Company, a lump sum payment up to three times the officer's average annual gross income for the five tax years preceding the year of termination.

    A "change-of-control" under the Termination Compensation Agreements generally is deemed to have occurred if, as the result of (i) a tender offer or other acquisition of securities of the Company any person, entity or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the voting power of outstanding Company securities, or (ii) a contested election of directors, either the persons who were directors of the Company immediately prior thereto, or new persons whose nomination was approved by two-thirds of the directors in office immediately prior thereto, cease to constitute a majority of the Board of Directors.

    Had a "change-of-control" taken place on December 31, 1994, the following executive officers identified in the Summary Compensation Table would have been entitled to receive, had their employment ceased on that date, lump sum payments in the following amounts under their Termination Compensation Agreements: W. T. Grant II -- $2,089,125; P. Anthony Jacobs -- $1,208,243; and James R. Seward -- $763,085.

    All unvested restricted stock awards vest if events similar to those described as a "change-of-control" above shall occur.

    SUBSIDIARIES -- EMPLOYMENT AGREEMENTS; CHANGE-OF-CONTROL. LabONE, Inc. ("LabONE") has an employment agreement with Bert H. Hood, its Chief Executive Officer, who is an executive officer of the Company named in the Summary Compensation Table. The Agreement provides for the employment of Mr. Hood for a three-year term ending in 1996 and is renewable annually thereafter for successive one-year terms unless LabONE elects not to extend the Agreement. Mr. Hood's compensation under the Agreement consists of a signing bonus of $60,000, an annual base salary of not less than $200,000, an annual incentive bonus to be established by LabONE's Compensation Committee after consultation with Mr. Hood, the purchase by LabONE of Mr. Hood's Texas residence for a purchase price net to Mr. Hood equal to the average of the fair market values of the residence established by two independent appraisers, the granting of a non-qualified stock option to Mr. Hood for 200,000 shares of LabONE common stock, and participation in LabONE's other fringe benefit programs for executives. In the event that LabONE terminates Mr. Hood's employment without cause (as defined in the Agreement), LabONE will pay to Mr. Hood a lump sum severance payment equal to his base salary due for the balance of the term of the Agreement, plus one year's annual base salary. If a change-of-control of LabONE (as defined in the Agreement) occurs at any time while Mr. Hood is in LabONE's full-time employment, and within one year after such a change-of- control Mr. Hood's employment is terminated for any reason other than permanent disability, death or normal retirement, LabONE will pay Mr. Hood as termination compensation a lump sum amount equal to three times his average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the Agreement shall be canceled. Under the Agreement, Mr. Hood agrees not to compete with LabONE for a period of two years after the termination of his employment with LabONE.

    The stock options granted under the LabONE Long-Term Incentive Plan to Mr. Hood provide that the options held by him shall become fully exercisable if a change-of-control of LabONE (as defined in the stock option agreement) shall occur, or upon termination of his employment by LabONE without cause (as defined).

    Had a "change-of-control" (as defined in LabONE's employment agreement with Mr. Hood) taken place on December 31, 1994, Mr. Hood would have been entitled to receive, had his employment ceased on that date, a lump sum payment under his employment agreement in the amount of $875,649.

    Response Technologies, Inc. ("RTK") had an employment agreement with Dr. William H. West, its Chief Executive Officer, who is an executive officer of the Company named in the Summary Compensation Table, which expired December 31, 1994, providing for a minimum base salary of $150,000 per year. RTK and Dr. West are in the process of negotiating a new employment agreement; it is expected to provide for an initial base salary of $192,400 per year, subject to review each year but with a condition that the base salary may not be reduced by more than 5% in any one year. It is anticipated that Dr. West's new employment agreement will contain provisions providing for severance payments in the event his employment is terminated without cause or by reason of a change-of-control of RTK. The severance amounts have not yet been agreed to, but they are expected to be no less than the amounts provided for in the expired agreement. Under the expired agreement, Dr. West was entitled to a severance payment equal to 150% of his then current base salary if his employment was terminated without cause, whether or not in connection with a change-of-control. In the expired agreement, Dr. West agreed to refrain from disclosing any information respecting RTK, to refrain from competing with RTK during the term of his employment and for two years thereafter, and to refrain from hiring or soliciting employees or clients of RTK for two years after his employment terminates. It is anticipated that the new agreement will contain similar provisions, although perhaps for not as long a period.

    OTHER ARRANGEMENTS. In 1991 the Company's Board of Directors approved a Supplemental Retirement Agreement with Mr. Jacobs pursuant to which he will be entitled to either a lump sum payment or actuarially equivalent periodic payments upon or commencing, respectively, with his retirement at or after age 55 or his earlier death, disability or involuntary termination of employment. The amount of the lump sum payment is to be determined by assuming (i) the hypothetical deposit into a fund of $12,000 on January 1 of each year, commencing with 1991 and ending on the date of his retirement, death, disability or involuntary termination, and (ii) that amounts deposited earn interest at 9% per annum. The amount payable to Mr. Jacobs under the agreement, assuming his retirement at age 65, would be $443,700.

           REPORT OF THE BOARD OF DIRECTORS -- COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    Set forth below under the subheading "The Company -- Executive Compensation" is the report of the Nominating and Compensation Committee of the Company's Board of Directors on Executive Compensation. The only executive officers shown in the Summary Compensation Table, commencing on page 11, to which this report's discussion of compensation policies is applicable are the Company's Chief Executive Officer and Messrs. Jacobs and Seward; the other executive officers listed in the Summary Compensation Table are corporate officers of public company subsidiaries of the Company and are not corporate officers of the Company. The Nominating and Compensation Committee of the Company's Board of Directors does not have responsibility for and in fact does not establish compensation policy for officers of those subsidiaries; the Board of Directors of each subsidiary has its own compensation committee, which establishes compensation policies for the executive officers of that subsidiary.

    Under the subheading below entitled "Subsidiaries -- Executive Compensation," there is a discussion of the compensation policies established by the Compensation Committee of LabONE, Inc.'s Board of Directors respecting Bert
H. Hood, its Chief Executive Officer, an executive officer of the Company named in the Summary Compensation Table, and the compensation policies established by the Compensation Committee of Response Technologies, Inc.'s Board of Directors respecting William H. West, M.D., its Chief Executive Officer and one of the Company's executive officers named in the Summary Compensation Table.

    The discussion of compensation policies respecting corporate officers of subsidiaries of the Company is made over the names of the Company's entire Board of Directors. It constitutes a summary of the reports of executive compensation submitted to the Company's Board of Directors by the Compensation Committees of those subsidiaries. The Company's Board of Directors has taken no action with respect to these reports, nor has it participated in the preparation thereof.

                     THE COMPANY -- EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Nominating and Compensation Committee of the Board of Directors. The Committee is composed of six Non-Employee Directors. Following review and approval by the Nominating and Compensation Committee, all issues pertaining to executive compensation are reported to the Board of Directors, and, except for awards under the Company's stock based compensation plans, are approved by the Board of Directors.

COMPENSATION POLICIES

    GENERAL. Following the 1990 sale of its life and health insurance business, the Company had a diverse group of assets consisting of a significant amount of cash, a holdover portfolio of direct real estate investments, interests in several venture capital investments, and a majority ownership of LabONE, Inc. ("LabONE"), whose principal business is laboratory testing services for the insurance industry. The Board of Directors determined that the appropriate strategy for the newly structured holding company would be to increase shareholder value by deploying its cash in developing businesses that provide services to the insurance and health care industries while liquidating its real estate portfolio and other assets that were not consistent with this strategic focus.

    As a result of this dramatic shift in the environment for the Company's management from operating in the mature and regulated insurance industry to investing as a holding company in early stage businesses with high growth potential, and correspondingly higher business risks, the Nominating and Compensation Committee initiated the design of an executive compensation system which would reward behavior that reinforced the new direction of the Company. The Committee concluded that this system should emphasize long-term performance in support of the Company's long-term objectives. The resulting equity-based compensation program is tied to long-term increases in shareholder value, as measured by the price of Company Common Stock, and not to annual earnings or other short-term measures of performance. The annual cash incentive program was discontinued in 1991; the current executive compensation structure has only two elements -- base salary and a long-term, stock-based compensation component.

    BASE SALARY COMPENSATION. The Committee's policy is to establish base salaries for each of the Company's executive officers at approximately the median of salaries for comparable positions at non-manufacturing general industrial and financial services companies. In 1994, executive officer salaries were based upon a 1990 survey of such comparable positions conducted by compensation consultants, adjusted for market changes since 1990 as reported to the Company by such consultants.

    No deliberate effort was made to include companies in the consultants' surveys which are a part of either of the comparative indices used in the Performance Graph (see page 24). The Company believes that it generally competes for executive talent with companies similarly sized, from a market capitalization and revenue standpoint, regardless of a company's industry or line of business. Base salary for executive officers is not directly related to Company performance; however, as discussed below, most of the remaining portions of executive officers' compensation are wholly dependent upon increases in the market price of Company Common Stock.

    CASH INCENTIVE COMPENSATION. As noted above, the Company's annual cash incentive plan was terminated in 1991. However, the Nominating and Compensation Committee retains authority to recommend cash incentive payments to reward special achievements. An example of such a reward is the bonus paid to Mr. Seward for 1993 in recognition of the outstanding performance of a Company investment portfolio which is Mr. Seward's responsibility.

    LONG-TERM COMPENSATION PLAN. Development of the Company's long-term compensation plan evolved in two stages. First, grants of non-statutory stock options were made in December 1990 to vest in thirds in 1991, 1992 and 1993; most of these were "premium" stock options, or options whose exercise prices were above the market price on the date of grant, so that significant increases in the Company's stock price would be required before the options had value. The market price of Company Common Stock was $23.25 when these option grants were made and the option exercise prices range up to $30.22. All of these options are fully vested. The number of options granted and the various exercise prices were not determined on the basis of any formula; they reflected the Committee's subjective judgment after considering the then current market price of Company Common Stock, the Committee's judgment as to the period of time required for implementation of the Company's new strategy, and the Committee's estimation of stock price increases likely to occur over the ten-year life of the options. The Committee took into consideration the number, exercise prices and terms of existing options in determining the size of the grants made in 1990, as well as the various exercise price thresholds.

    The second stage in developing the long-term compensation plan occurred in 1991 when the annual cash incentive plan was terminated and a program of restricted stock awards was designed and implemented to reinforce the long-term emphasis of the earlier stock options. The restricted stock awards granted in 1991 were in three tranches, with vesting first conditioned on the market price of Company Common Stock attaining an average over twenty consecutive trading days of $26.00, $30.00 and $35.00 per share, respectively. These vesting thresholds represented market prices from 17% to 58% above the market price of $22.125 on the date the restricted stock awards were granted. The prescribed market price thresholds which constitute the performance vesting requirements of the restricted stock awards were achieved in 1991, 1992 and 1993, respectively. Once performance vesting occurs, an additional "time vesting" period begins; each restricted stock award tranche finally vests in thirds, generally, at the end of the first, second and third years of the time vesting period.

    The overall long-term compensation plan was intended to replace the former annual cash bonus program over a five-year period and to assure that only a sustained increase in shareholder value would provide a comparable reward to the executive officers. The number of shares of restricted stock awarded to executive officers was determined by reference to the historical cash bonuses paid by the Company; aggregate performance vesting threshold values for all tranches of restricted stock were intended to relate to the amount of cash bonus compensation which would otherwise be paid over the 5-year intended life of the long-term compensation program, assuming historical cash bonus amounts were projected into the future. At the time the plan was fully implemented, potential ownership by the executive officers from the restricted stock awards and outstanding stock options was 6.5% of the total shares of Company Common Stock outstanding. The Nominating and Compensation Committee believes providing this level of stock ownership incentive strongly aligns shareholder and management interests.

    The Summary Compensation Table and the Table of Aggregated Option Exercises and Year-End Values, beginning on pages 11 and 14, respectively, reflect the results of this redesigned compensation program for the Company's Chief Executive Officer and the two other executive officers who are corporate officers of the Company. As footnote 8 to the Summary Compensation Table explains, SEC rules require that the full value of restricted stock be shown as an "LTIP Payout" in the year that it performance vests, even though the Company's executive officers do not become entitled to the restricted stock until one to three years after performance vesting.

    In the context of revisions to the Company's strategic plan which the Board of Directors approved in early 1995, the Nominating and Compensation Committee reviewed the long-term compensation program described above and decided to accelerate the time vesting of two tranches of restricted stock awards which remained unvested as of December 31, 1994; absent acceleration, time vesting of one of the tranches would have occurred in October 1995 and of the other in October 1996. The Committee concluded that the restricted stock awards have achieved the Committee's objective of creating incentives for the Company's management to increase shareholder value. The Committee believes that the extent of management's stockholdings is such that their continued attention to enhancing shareholder value can be expected; therefore, the Committee believes that the acceleration of time vesting of the final tranches of restricted stock will not adversely affect management's performance.

    In early 1995 the Committee also approved severance arrangements for executive officers who are corporate officers of the Company. These severance arrangements will apply only if an officer's employment is terminated as a result of a corporate restructuring which does not constitute a "change-of-control" as described on page 15 above. In February 1995, the Company announced an intention to consider such a restructuring. Severance payments would be 2.5 times base salary; this constitutes less than the amounts which would be owing in the event of a "change-of-control."

CEO COMPENSATION

    The compensation of the Company's CEO is determined in accordance with the policies outlined above for all executive officers. In 1994, he received a base salary targeted at the median of salaries paid for comparable positions at other non-manufacturing general industrial and financial services companies. He is also a participant in the Company's long-term, stock-based compensation plan. Pursuant to such plan, the Company has reported long-term incentive plan payouts for the CEO valued at the market price of restricted stock on the date it became performance vested. As discussed above under "Compensation Policies -- Long-Term Compensation Plan," generally, none of the value shown in the Summary Compensation Table for a particular year as an "LTIP Payout" was available to the CEO in that year. It becomes available to him in installments over succeeding years, if employment with the Company continues. The value of the portion of each performance vested award which time vests in subsequent years could be different than the value shown, depending upon whether the market price of Company Common Stock increases, declines or remains the same. Measurements of Company performance are not a significant factor in establishing the CEO's base salary; however, substantially all of the remainder of the CEO's compensation is wholly dependent upon sustained increases in the market price of Company Common Stock.

OTHER COMPENSATION PLANS

    The Company has adopted certain employee benefit plans in which the executive officers are permitted to participate on the same terms as all other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Currently, the Company offers a 401(k) Savings Plan and a Money Purchase Pension Plan, both of which are defined contribution plans.

    The Company has entered into supplemental retirement agreements ("SERP") with certain highly paid executive officers to provide tax deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company's plans (as adjusted based upon compensation levels), but which exceed benefits permitted under the Company's plans due to certain tax law limitations. Amounts accrued for the benefit of the Company's CEO and other executive officers under SERPs are shown in footnote 9 to the Summary Compensation Table on page 13. The SERPs are unfunded; amounts payable represent unsecured liabilities of the Company subject to the claims of the Company's other creditors.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section  162(m) of the  Internal Revenue Code, which  took effect January 1,
1994, generally disallows an income tax deduction to public companies for compensation over $1 million annually paid to the Company's Chief Executive Officer or to other executive officers named in the Summary Compensation Table. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that all outstanding stock options and restricted stock awards respecting Company Common Stock, as well as the stock option plans pursuant to which such options and awards have been granted, qualify for an exemption from the deduction limit. Based upon the current levels of non-performance based compensation for the Company's executive officers, the deduction limit is not expected to have a material impact on the Company in 1995. The Company currently intends to structure and administer future performance-based compensation of its executive officers in a manner that complies with the new tax rules.

               SUBMITTED BY NOMINATING AND COMPENSATION COMMITTEE

                           David W. Kemper, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                               Michael E. Herman
                             John H. Robinson, Jr.
                               Dennis R. Stephen

                     SUBSIDIARIES -- EXECUTIVE COMPENSATION

LABONE, INC.

    Mr. Hood is Chief Executive Officer of LabONE, Inc. ("LabONE"). LabONE is 82% owned by the Company. The remaining 18% of LabONE's stock is publicly held. Mr. Hood is not a corporate officer or employee of the Company. His compensation is determined pursuant to LabONE's executive compensation program which is administered by the Compensation Committee of LabONE's Board of Directors. While the Company's Chief Executive Officer is Chairman of this Committee and two other Company directors are members, the Committee's membership also includes three individuals who are not directors, officers or employees of the Company. LabONE's Compensation Committee operates independently of the Company's Board of Directors. That Committee's policies respecting LabONE executive officer compensation, as reported by LabONE's Compensation Committee to the Company's Board of Directors, are set forth below. Compensation decisions by LabONE's Compensation Committee are entirely unrelated to the Company's performance, but they are, to the extent described below, related to LabONE's performance.

    The philosophy governing LabONE's executive compensation is based on a belief that management and LabONE stockholders have a common goal -- increasing the value of LabONE common stock. The business strategy for achieving this goal is expressed in LabONE's mission statement:

    "LabONE is dedicated to maximizing the return on investment for [LabONE] stockholders . . . to providing the lowest-cost, highest-quality laboratory testing services for [its] clients . . . to providing a working environment that emphasizes accountability for results, and rewards employees based on their contributions to LabONE's success."

    Three principal elements of LabONE's executive compensation -- base salary, annual incentive plan, and stock options -- are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

    Salary ranges were developed based on a survey initially conducted in 1986 by an independent consultant and updated in 1989. Base salaries are targeted at the 60th to 65th percentile of pay for comparable positions in "All Industrial Base Salaries" surveyed by the consultant. In determining base salary levels in July 1993, LabONE's Compensation Committee considered individual performance evaluations. Measurements related to LabONE's performance are not a significant factor in base salary decisions since they are the sole factors in determining incentive awards and the value of stock options.

    LabONE's Annual Incentive Plan was revised in 1994 to meet the objectives of motivating and rewarding the accomplishment of strong operating results. An after-tax return on equity minimum is established at the beginning of the fiscal year by the LabONE Compensation Committee, which minimum is then expressed as a net income threshold. No incentive payments are made if the minimum net income threshold is not met. This net income threshold emphasizes the areas on which management can have the greatest impact: revenue and expenses. The incentive pool is established as an increasing percentage of the net income earned by LabONE over the minimum threshold. Approximately ninety percent (90%) of the incentive pool is distributed in cash ratably to designated officers and managers at year end based on a weighting of positions and base salaries. The remaining ten percent (10%) is distributed to outstanding performers within the eligible group, based on the recommendation of LabONE's Chief Executive Officer to its Compensation Committee. No bonuses were paid under the Annual Incentive Plan for 1994.

    The LabONE Compensation Committee, as well as LabONE's Board of Directors, believes that significant stock ownership, through stock options, by key employees and directors is a major incentive in aligning the interests of employees and stockholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

    LabONE stockholders approved a Long-Term Incentive Plan in 1987 and increases in the number of shares which may be issued under that plan were approved by stockholders in 1991 and in 1994. Under this plan, ten year non-qualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions. These grants are made on a one-time basis with vesting to occur over periods from three months to five years.

    Mr. Hood's compensation as Chief Executive Officer of LabONE was determined by negotiation of an employment agreement at the time of his initial employment with LabONE in August 1993, which employment agreement was subsequently amended in November 1993. See "Employment Agreements; Termination of Employment and Change-of-Control Compensation Arrangements -- Subsidiaries -- Employment Agreements; Change-of-Control" for a description of the employment agreement as amended. A significant portion of Mr. Hood's compensation under his employment agreement is represented by LabONE stock options which tie his level of compensation to LabONE's future stock performance, as Mr. Hood's expertise was procured in order to lead LabONE's expansion efforts into clinical diagnostic testing.

RESPONSE TECHNOLOGIES, INC.

    Dr. West is Chief Executive Officer of Response Technologies, Inc. ("RTK"), which is 59% owned by the Company. Dr. West owns approximately 8% of RTK's outstanding common stock and the remaining 33% is publicly held. Dr. West is not a corporate officer or employee of the Company. His compensation is determined pursuant to RTK's executive compensation program which is administered by the Compensation Committee of RTK's Board of Directors. While three Company directors serve on RTK's Compensation Committee, the Committee's membership also includes three individuals who are not directors, officers or employees of the Company; it operates independently of the Company's Board of Directors. Policies respecting RTK executive officer compensation as reported to the Company's Board of Directors by RTK's Compensation Committee, are set forth below. Compensation decisions by RTK's Compensation Committee are entirely unrelated to the Company's performance, but they are, to the extent described below, related to RTK's performance.

    The business operations of RTK were significantly restructured during 1989 and 1990, resulting in a redirection to provide clinical support services for oncologists through a network of IMPACT-Registered Trademark- Centers. Under the direction of a reorganized Board of Directors, management personnel were identified to develop the IMPACT-Registered Trademark- Center system.

    In order to attract and retain the highly qualified medical, financial and operations executives needed to effect RTK's new business plan during a period when RTK's cash resources were dedicated to the growth of the IMPACT-Registered Trademark- Centers, the compensation program has emphasized an equity-based approach involving significant grants of stock options to its key executives.

    RTK's performance, measured by such factors as revenue growth, IMPACT-Registered Trademark- Center development and results of operations, is taken into consideration in determining base salaries for RTK's executive officers. RTK's Compensation Committee has not attempted to determine a range of compensation that would be competitive with a reference group of similar positions or similar organizations because of the emphasis on equity compensation. Dr. West is a participant in RTK's Executive Incentive Plan and Stock Option Program described below. However, no bonus or stock options were granted or awarded to Dr. West for or during 1994.

    In mid-1992, RTK's Compensation Committee decided to develop an annual incentive plan for RTK's senior management and executive group, including Dr. West, which permits participants to share in improvements in RTK's earnings. Under this plan, which became effective January 1, 1993, each participant has a target bonus ranging from 10% to 25% of salary and a maximum bonus ranging from 50% to 100% of salary. If RTK's earnings before interest and taxes ("EBIT") meet a target approved by RTK's Compensation Committee for the year, the target bonus will be paid. If the target is exceeded, then 8% of EBIT above that level is added to the pool until each participant's maximum bonus is achieved. RTK's Compensation Committee may also set an EBIT level below the target at which a prorated portion of the target bonus can be paid. Because there is a very direct relationship between RTK's performance and the rewards available in this plan, RTK's Compensation Committee believes it will encourage behavior that is aligned with shareholder interests. Because RTK's 1994 target EBIT was not met, no bonus payments were made for 1994.

    RTK's Compensation Committee has established a 1995 target EBIT for purposes of the annual incentive plan, and has approved the payment of pro-rated bonuses in the event actual EBIT is between 50% and 100% of the target EBIT. The maximum bonuses provided for in the annual incentive plan as originally adopted would be earned if actual 1995 EBIT is $4 million. In addition, five percent (5%) of EBIT in excess of $4 million will be added to the bonus pool, without any limitation on the size of the pool.

    RTK's Compensation Committee considers the use of stock options to be the foundation of RTK's executive compensation program, by providing significant financial incentives in return for the risks assumed by those who have participated in the redirection of RTK's business. Through RTK's use of stock options for compensation purposes, Dr. West's compensation (other than his base salary shown in the Summary Compensation Table) is wholly dependent upon sustained increases in the market price of RTK common stock.

    During the development of RTK's IMPACT-Registered Trademark- Center network, RTK's Compensation Committee believes the most important measures of performances in determining executive compensation are internal measures: increases in revenues and earnings, numbers of Centers opened, numbers of patients accrued, and development of staff and systems to support RTK's business. The bonus plans are designed to reward achieving these shorter term operational goals. RTK's Compensation Committee believes that over the long term, RTK's stock option plan serves to align the interests of RTK management and its shareholders by tying the eventual value of the options to the market price of RTK's stock.

                            ------------------------

    While the foregoing discussion of the compensation policies of LabONE and RTK is made over the names of the Directors of Seafield Capital Corporation, in compliance with SEC rules, it has not been prepared by the Company's Board of Directors; as indicated above, the discussions of LabONE and RTK compensation policies are summaries of reports submitted to the Company's Board of Directors by LabONE's and RTK's Compensation Committees.

                                SUBMITTED BY THE
                          SEAFIELD CAPITAL CORPORATION
                               BOARD OF DIRECTORS

                            W. T. Grant II, Chairman
                                 Lan C. Bentsen
                                 John C. Gamble
                                  W. D. Grant
                               Michael E. Herman
                               P. Anthony Jacobs
                                David W. Kemper
                             John H. Robinson, Jr.
                                James R. Seward
                               Dennis R. Stephen

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                       SEAFIELD CAPITAL CORPORATION, THE
             NASDAQ COMPOSITE INDEX AND THE RUSSELL 2000 INDEX. (1)

The  graph  below  assumes  $100  was  invested  12/31/89  and  dividends   were
reinvested.

    NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SEAFIELD     NASDAQ    RUSSEL 2000
1989         $100.00     $100.00       $100.00
1990          $65.86      $84.92        $80.49
1991          $89.52     $136.28       $117.51
1992         $114.20     $158.58       $139.21
1993         $119.31     $180.93       $165.52
1994         $118.92     $176.91       $162.51

YEAR END DATA                                       1989       1990       1991       1992       1993       1994
- ------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Seafield Capital Corporation                      $     100  $   65.86  $   89.52  $  114.20  $  119.31  $  118.92
NASDAQ Composite Index                                  100      84.92     136.28     158.58     180.93     176.91
Russell 2000 Index (1)                                  100      80.49     117.51     139.21     165.52     162.51

- ------------------------

(1) The Russell 2000 Index is an index of companies the mean of whose market capitalizations approximates that of the Company. It has been selected because the diverse nature of the Company's businesses causes the Company to believe that it cannot reasonably identify a peer group of companies for comparison and the Company does not use a published industry or line-of-business index. The Company believes that an index of companies with similar market capitalizations provides a good basis for comparing total shareholder returns.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Nominating and Compensation Committee ("Compensation Committee") during 1994 comprised Lan C. Bentsen, John C. Gamble, Michael E. Herman, David W. Kemper, John H. Robinson, Jr. and Dennis R. Stephen. None of the persons who served as members of the Compensation Committee during 1994 (a) are employees or officers of the Company or any of its subsidiaries, (b) are former officers of the Company or any of its subsidiaries, or (c) had any relationship or transaction with the Company requiring disclosure under the SEC's rules, except as discussed below.

    The Company and certain of its subsidiaries conduct normal banking transactions in the usual course of business with, among others, Commerce Bank of Kansas City, N.A. ("Commerce") and Boatmen's First National Bank of Kansas City ("Boatmen's"). Mr. Kemper is Chief Executive Officer of Commerce's holding company. Mr. Herman is a director of Boatmen's and Mr. Robinson is a director of Commerce. In the Company's opinion, charges for services rendered by these banking institutions are commensurate with the costs charged by other financial institutions for similar services. The Company and its subsidiaries may continue to use both of these banking institutions for certain services in 1995.

    Mr. W. T. Grant II, Chairman of the Board and Chief Executive Officer of the Company, serves as a director of Commerce Bancshares, Inc., a company whose chief executive officer, David W. Kemper, serves as Chairman of the Company's Nominating and Compensation Committee.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of KPMG Peat Marwick LLP has been the independent auditors of the Company since 1959. The Board of Directors has again appointed KPMG Peat Marwick LLP to serve as the Company's independent auditors for the year ending December 31, 1995. While not required to do so, the Board of Directors is submitting the selection of the independent auditors for ratification in order to ascertain the views of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Ratification of the selection requires the affirmative vote of the holders of a majority of the shares of Company Common Stock represented in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THIS APPOINTMENT.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement if he desires to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended for inclusion in the proxy materials of the Company for the 1996 Annual Meeting must be received by the Company at its executive offices on or before December 15, 1995, in order to be eligible for inclusion therein.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than those described herein. If any other matters should come before the meeting, it is the intention of each of the persons named on the enclosed form of proxy to vote all duly executed proxies in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          Steven K. Fitzwater,
                                          SECRETARY

Kansas City, Missouri
April 17, 1995

                          SEAFIELD CAPITAL CORPORATION
                     PROXY SOLICITED THE BOARD OF DIRECTORS


  The undersigned hereby constitutes and appoints William D. Grant and W.T. Grant II, and each of them, jointly and severally, as proxies, with full power of substitution and revocation, for and in the name and place of the undersigned, to vote all of the shares of $1.00 par value common stock of Seefield Capital Corporation, a Missouri corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held at the Westin Crown Center Hotel - Shawnee Mission Room, One Pershing Road, Kansas City, Missouri, on Wednesday, May 17, 1995, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side of this card.

                       (To be signed on the Reverse Side)


                                                              (See Reverse Side)

/X/ Please mark your votes as in

    this example.


ELECTION OF DIRECTORS         NOMINEES: JOHN C. GAMBLE, MICHAEL E. HERMAN, JAMES
                              R. SEWARD - EACH FOR A THREE (3) YEAR TERM.

                              (CUMULATIVE VOTING APPLIES - SEE PROXY STATEMENT)


FOR all Nominees         WITHHOLD as to all Nominees

      / /                             / /


FOR all Nominees, except vote withheld from the following nominee(s):



- -------------------------------------------





Signature(s) __________________________________________________________________


                                        FOR       AGAINST        ABSTAIN
2. Approval of
   Independent                          / /         / /             / /
   Auditors

3. In their discretion
   upon all other                       / /         / /             / /
   matters

The Board of Directors recommends a vote FOR each of the nominees for election as directors and FOR each of the proposals. If you sign and return this proxy it will be voted in the manner directed herein. IF YOU DO NOT DESIGNATE HOW YOUR SHARES ARE TO BE VOTED THE PROXY WILL BE VOTED FOR EACH NOMINEE AND EACH PROPOSAL.

If you do not mark any boxes in items (1) through (3), you will be deemed to have granted authority to the named proxies to vote for the election of the three nominated directors, to vote for the proposal in Item 2 and to vote in their discretion on all matters which may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Date _______________________, 1995


NOTE: Please sign name exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.